Exhibit 4.1
DIAMOND TRIUMPH AUTO GLASS, INC.
as Issuer
and
U.S. BANK NATIONAL ASSOCIATION
(AS SUCCESSOR IN INTEREST TO STATE STREET BANK AND TRUST COMPANY)
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of August 16, 2005
to the
INDENTURE
Dated as of March 31, 1998

9 1/4% Senior Notes due 2008

     This FIRST SUPPLEMENTAL INDENTURE, dated as of August 16, 2005 (this “Supplemental Indenture”), to the Indenture (as defined below) is entered into by and between DIAMOND TRIUMPH AUTO GLASS, INC., a Delaware corporation (the “Company”) and U.S. BANK NATIONAL ASSOCIATION (as successor in interest to State Street Bank and Trust Company), as Trustee (the “Trustee”). Defined terms used herein and not otherwise defined herein shall have the meanings given in the Indenture.
RECITALS
     WHEREAS, the Company and the Trustee have heretofore executed and delivered that certain Indenture, dated as of March 31, 1998 (the “Indenture”), pursuant to which the Company’s 9.25% Senior Notes due 2008 (the “Notes”) were originally issued;
     WHEREAS, Section 9.01(11) of the Indenture provides that the Company, when authorized by a resolution of its Board of Directors, and the Trustee, upon the receipt of an Officers’ Certificate and an Opinion of Counsel, may enter into a supplemental indenture for the purpose of amending or supplementing the Indenture without the consent of any Noteholder to make any change that would provide any additional benefit or rights to the Noteholders or that does not adversely affect the rights of any Noteholder;
     WHEREAS, the Company desires to amend Section 4.10(b) of the Indenture to provide that sales of Capital Stock of the Company for cash to Affiliates of the Company is not subject to the covenant set forth in Section 4.10(a) of the Indenture;
     WHEREAS, the Company has, pursuant to Sections 9.01, 9,06 and 11.04 of the Indenture, heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of the resolutions adopted by the Company’s Board of Directors authorizing the execution and delivery of this Supplemental Indenture; and (ii) an Opinion of Counsel and an Officers’ Certificate, each containing the information required by the Indenture, and therefore the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture;
     WHEREAS, the Company’s Board of Directors has taken the necessary actions required to authorize the Company’s execution and delivery of this Supplemental Indenture; and
     WHEREAS, all other acts, conditions precedent and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement for the purposes expressed herein, enforceable in accordance with its terms, and all of the applicable conditions and requirements set forth in the Indenture, have been in all respects duly authorized, performed and fulfilled.
     NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto have executed and delivered this Supplemental Indenture, and each of the Company does hereby covenant and agree with the Trustee for the benefit of the Holders as follows:

ARTICLE ONE
AMENDMENTS
     Section 1.01. Amendment to the Indenture. Paragraph (b) of Section 4.10 of the Indenture entitled “Limitation on Transactions with Affiliates” is hereby amended to read in its entirety as follows (the “Amendment”):
     (b) The restrictions set forth in paragraph (a) shall not apply to (i) compensation, indemnification and other benefits paid or made available (x) pursuant to the Employment Agreements, or (y) for or in connection with services actually rendered and comparable to those generally paid or made available by entities engaged in the same or similar businesses (including reimbursement or advancement of reasonable out-of-pocket expenses, loans to officers, directors and employees in the ordinary course of business consistent with past practice and directors’ and officers’ liability insurance) as determined in good faith by the Company’s Board of Directors or senior management; (ii) transactions, expenses and payments pursuant to the terms of or contemplated by the Stockholders Agreement, the Management Subscription and Stockholders Agreements or the Stock Purchase Agreement; (iii) any Restricted Payments or other payments or transactions expressly permitted under Section 4.03; (iv) payments for services and reimbursement of reasonable expenses under the Management Services Agreement; (v) payments to be made in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement or the financing thereof to be received by Leonard Green & Partners, L.P., and its Affiliates pursuant to the Stock Purchase Agreement as in effect on the Issue Date; (vi) transactions and payments pursuant to leases between the Company and Richard Rutta and Kenneth Levine, General Partnership in effect on the Issue Date as any such leases may be extended or amended from time to time; (vii) transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by this Indenture; (viii) Permitted Investments; (ix) loans or advances to officers or employees of the Company in the ordinary course of business not to exceed $500,000 in the aggregate at any one time outstanding and (x) the issuance of Capital Stock (other than Disqualified Capital Stock) of the Company for cash to Affiliates of the Company.
ARTICLE TWO
MISCELLANEOUS
     Section 2.01. Confirmations. Except as expressly amended by this Second Supplemental Indenture, the Indenture and the Notes are ratified and confirmed in all respects; all of the terms, provisions and conditions shall be and remain in full force and effect; and the Indenture as so amended shall be read, taken and construed as one and the same instrument.

     Section 2.02. Effectiveness and Operation of Amendment. Upon the execution and delivery of this Supplemental Indenture by the Trustee and the Company, the Amendment contained herein shall become effective as of the date hereof.
     Section 2.03. Reference to and Effect on the Indenture. On and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires. The Indenture, as supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.
     Section 2.04. Corresponding Amendment to Notes. Each Note shall be amended to make the terms of such Note consistent with the terms of the Indenture, as amended by this Supplemental Indenture. To the extent of any conflict between the terms of the Notes and the terms of the Indenture, as supplemented by this Supplemental Indenture, the terms of the Indenture, as supplemented by this Supplemental Indenture, shall govern and be controlling.
     Section 2.05. Concerning the Trustee. The Trustee accepts the trust created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture, as supplemented by this Supplemental Indenture, to which the parties hereto and the Holders, from time to time, of the Notes agree and, except as expressly set forth in the Indenture, shall incur no liability or responsibility in respect thereof. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity or the sufficiency of this Supplemental Indenture.
     Section 2.06. Trust Indenture Act Controls. No modification of any provisions of the Indenture effected by this Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by Trust Indenture Act of 1939, as amended (the “TIA”), as in force as of the effectiveness of this Supplemental Indenture. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision included in this Supplemental Indenture or in the Indenture, which is required to be included in this Supplemental Indenture or the Indenture by the TIA, such required provision of the TIA shall control.
     Section 2.07. Governing Law. This Supplemental Indenture shall be deemed to be governed by, and construed in accordance with, the internal laws of the State of New York, but without giving effect to applicable principles of conflicts of law thereof to the extent that the application of the laws of another jurisdiction would be required thereby.
     Section 2.08. Conflicts. To the extent of any inconsistency between the terms of the Indenture and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

     Section 2.09. Successors and Assigns. All agreements of the Company in this Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successors and assigns.
     Section 2.10. Section Titles and Headings. The titles and headings of the sections of this Supplemental Indenture are for convenience purposes only and shall not affect the construction hereof.
     Section 2.11. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute but one and the same instrument.
     Section 2.12. Severability. In case any provision of this Supplemental Indenture shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.
     Section 2.13. Entire Agreement. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

DIAMOND TRIUMPH AUTO GLASS, INC., a Delaware corporation
By:	/s/ Douglas Boyle
	Name:	Douglas Boyle
	Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Michael M. Hopkins
	Name:	Michael M. Hopkins
	Title:	Vice President

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